SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 28, 2005

PHOTOWORKS, INC.

(Exact name of registrant as specified in its charter)

	Washington	000-15338	91-0964899 -
(State or other jurisdiction	(Commission File No.)	(IRS Employer
of incorporation)			Identification No.)

1260 16th Avenue West

Seattle, Washington 98119

(Address of principal executive office)

(206) 281-1390

(Registrant’s telephone number including area code)

Item 1.01. Entry into a Material Definitive Agreement.

At the Annual Meeting of Shareholders held June 28, 2005, the shareholders of PhotoWorks approved the adoption of the 2005 Equity Incentive Compensation Plan (the "Plan"). Among other things, the Plan authorized the grant of 4,000,000 shares of common stock as awards under the Plan and authorized the grant of stock bonuses and stock units in addition to non-statutory and incentive stock options. A more complete description of the terms of the Plan can be found in the Company's definitive Proxy Statement filed with the Securities and Exchange Commission on Schedule 14A. The section of the definitive Proxy Statement, "Proposal 2--Approval of the 2005 Equity Incentive Compensation Plan" is incorporated herein by reference.

Item 3.03 Material Modification of Rights of Security Holders

At the Annual Meeting of Shareholders, the shareholders approved amendments to the articles of incorporation for a 1 for 5 reverse stock split. Such reverse split will be effective upon the filing of Articles of Amendment with the Washington Secretary of State. It is anticipated that the effective date of the reverse split will be July 15, 2005.

On June 28, 2005, the Board of Directors of the Company adopted a resolution authorizing the amendment of the Company's Shareholder Rights Plan. The amendment will modify the termination date of the Rights Plan, so that it will be terminated effective July 15, 2005.

Item 8.01. Other Events

At the Annual Meeting, the Company's common stockholders ratified and approved the recapitalization plan presented in the Company's proxy statement. Accordingly, the holders of outstanding Series A Preferred Stock and the Company's outstanding convertible debentures will convert their securities into shares of Common Stock. In addition, the approval of the recapitalization plan satisfies the remaining condition for the sale by the Company of $2 million of Common Stock. It is anticipated that the conversion of the Series A Preferred Stock and convertible debentures and the closing of the additional financing will occur by the end of July 2005.

Item 9.01. Financial Statements and Exhibits

(c) Exhibits

10.1             2005 Equity Incentive Compensation Plan. Incorporated by reference to Appendix A to the Company's definitive proxy statement for the annual meeting of shareholders held on June 28, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHOTOWORKS, INC.

By:	/s/ Werner Reisacher
Werner Reisacher

Vice President and Chief Financial              Officer